Exhibit 99.1

StockerYale Reaches Settlement with the SEC

Salem, NH, May 24, 2005 — StockerYale, Inc. (Nasdaq: STKR), a leading independent provider of photonics-based products, announced today that the Securities and Exchange Commission (SEC) has given final approval to a settlement resolving the SEC’s investigation into press releases issued by StockerYale in April 2004 and certain sales of stock by the Company’s chief executive officer that took place at that time. The SEC’s investigation was previously disclosed by the Company.

“Our company has cooperated fully with the SEC in an effort to resolve this matter and we are pleased to be moving forward,” said Mark W. Blodgett, Chairman and CEO of StockerYale.

The SEC’s order resolves allegations that press releases the Company issued in April 2004 contained false and misleading information; that Mr. Blodgett had failed to take adequate steps to ensure the accuracy of the information contained in the press releases; and, regarding certain stock sale transactions by Mr. Blodgett.

Both the Company and Mr. Blodgett consented to the entry of the order without admitting or denying wrongdoing. Under the settlement, both the Company and Mr. Blodgett agreed to the entry of an SEC order requiring that they cease and desist from violating Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. In addition, the settlement with the SEC requires certain monetary payments on behalf of Mr. Blodgett and that the Company maintain comprehensive written policies concerning public communications, among other things. The SEC’s order in this matter does not involve any fine or penalty assessed against the Company, nor does the SEC’s order involve any other StockerYale executives, employees or board members.

About StockerYale

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber and phase masks for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection and medical markets. StockerYale serves a widely varied, international customer base and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada, Europe and the Pacific Rim.

For more information about StockerYale and its innovative products, contact StockerYale, Inc., 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011; Fax 603-893-5604; Email info@stockeryale.com.

Notice to Investors:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that do not give full weight to all the potential risks confronting StockerYale, and which are dependent upon a number of factors outside of StockerYale’s control. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors which are in some cases, beyond the control of StockerYale, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.